Exhibit 99.1
Contacts:
Richard Szymanski
Morgans Hotel Group Co.
212.277.4188
Kate Finn
The Abernathy MacGregor Group
212.371.5999
MORGANS HOTEL GROUP REPORTS THIRD QUARTER 2009 RESULTS
— $75 Million Investment by Yucaipa —
— Successful Restructuring Agreement with Mezzanine Lender for Hudson Hotel —
NEW YORK, NY — October 26, 2009 — Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG” or the “Company”) today reported financial results for the third quarter ended September 30, 2009.
•	On October 15, 2009, MHG announced that an affiliate of The Yucaipa Companies, LLC (“Yucaipa”) invested $75 million in MHG in the form of preferred securities. The capital infusion will significantly strengthen MHG’s balance sheet and provide long-term financing for growth. Combined with the recent amendment to MHG’s credit line in August 2009, MHG has added approximately $200 million of liquidity in the last two months.

•	On October 15, 2009, MHG announced that it has entered into an agreement with one of its lenders to effectively extend the mezzanine loan on the Hudson hotel property in New York City.

•	On August 5, 2009, MHG announced the successful amendment of its revolving credit facility. This includes, among other things, the elimination of the leverage test, a reduction of the debt service coverage ratio to 0.90x from 1.75x, and an adjustment to the borrowing base test that is expected to allow MHG to access substantial liquidity for the life of the credit facility.

•	Revenue per available room (“RevPAR”) for System-Wide Comparable Hotels decreased 30.6% in constant dollars in the third quarter from the comparable period in 2008. Adjusted EBITDA for the third quarter was $9.4 million, a decrease of 55.7% from the comparable period in 2008.

•	As a result of cost reduction plans, EBITDA at System-Wide Comparable Hotels during the third quarter declined at a rate of 1.9 times the related RevPAR percentage change, beating industry norms.

•	MHG achieved a 16.2% reduction in operating expenses at System-Wide Comparable Hotels and a 30.3% reduction in corporate expenses in the third quarter of 2009 from the comparable period in 2008.

•	In July, Hard Rock opened the new Paradise Tower, consisting of 490 rooms. The casino expansion, pool expansion and south tower, consisting of 374 suites, are projected to open in late 2009 or early 2010.

•	Boston Ames and Mondrian SoHo are currently targeted to open in November 2009 and the middle of 2010, respectively.

Fred Kleisner, CEO of Morgans Hotel Group, said: “We are confident that Morgans Hotel Group is well positioned to continue to navigate the current economic challenges through 2009 and beyond, and will benefit from improving demand. We have made great progress in cleaning up our balance sheet and adding approximately $200 million in liquidity. We have irreplaceable assets in 24-hour gateway markets that we believe will rebound faster and stronger as a recovery emerges. While we cannot predict when the recovery will come, we do know that historically, the 24-hour gateway markets on which this company is built have come back stronger than other markets. We have a clear growth strategy to extend our portfolio of properties with high-margin, long-term management agreements. We will continue to be diligent about taking the steps necessary to strengthen the Company, and most importantly, to build long-term shareholder value.”
Third Quarter 2009 Operating Results
RevPAR at System-Wide Comparable Hotels decreased by 32.2% (30.6% in constant dollars) in the third quarter of 2009 compared to the third quarter of 2008. Occupancy declined by 8.9% and average daily rate (“ADR”) declined by 25.5% (23.8% in constant dollars) compared to the same period in the prior year.
MHG recorded a net loss of $27.8 million in the third quarter of 2009, which includes non-cash impairment charges of $29.1 million. Excluding impairment charges, net of $11.6 million of tax, our net loss was $10.3 million compared to a net loss of $9.3 million in the third quarter of 2008.
Given the current economic environment, MHG recorded non-cash impairment charges of $29.1 million consisting of $17.2 million related to MHG’s investment in the Las Vegas joint venture at Echelon and $11.9 million related to the property across the street from Delano in South Beach. The costs related primarily to the plans and drawings for these development projects. While MHG has not made any formal decisions regarding the future of these projects, we do not expect to develop these projects in the near future.
Balance Sheet and Liquidity
As of September 30, 2009, consolidated debt excluding the Clift lease obligation was $661.3 million and cash and cash equivalents were $34.1 million.
MHG’s pro forma liquidity position as of September 30, 2009, giving effect to the net proceeds of $71.0 million from the Yucaipa transaction as if it had occurred on that date, was approximately $195.0 million. This is comprised of a pro forma cash balance of approximately $105.1 million and $89.9 million of availability under the revolving credit line, which is net of $23.5 million of outstanding borrowings and $9.8 million of letters of credit posted under the line.
On August 5, 2009, MHG announced that it had successfully completed an amendment to its existing line of credit. Among other things the amendment:
•	Eliminated the corporate leverage test;

•	Reduced the corporate fixed charge coverage test to 0.90x from 1.75x;

•	Amended the borrowing base tests so that, among other changes, a minimum of 35% of appraised value on the New York properties securing the facilities will be available; and

•	Modified a variety of other provisions at the subsidiary level that could have triggered technical defaults.

The facility’s size was reduced from $220 million to $125 million. MHG believes that, without the amendment, it would have had limited availability, if any, under the facility for the remainder of the term. The facility is secured by three of MHG’s hotels: Delano, Royalton and Morgans. The interest rate is LIBOR plus 3.75% with a LIBOR floor of 1.0% and the maturity is October 5, 2011.
On October 15, 2009, MHG issued to Yucaipa $75 million of preferred securities. The preferred securities have an 8% dividend rate for the first five years, a 10% rate for years six through seven, and a 20% rate for years thereafter. MHG has the option to accrue any and all dividend payments. MHG also has the option to redeem the preferred securities at any time without any pre-payment penalty.
In addition, MHG issued to Yucaipa warrants to purchase 12.5 million shares of MHG’s common stock at an exercise price of $6.00 per share, subject to certain anti-dilution adjustments, and exercisable utilizing a cashless exercise method only, resulting in a net share issuance. As a result of the cashless exercise method, the number of shares issuable on exercise will depend on the price of the common stock at that time. Based on the shares of MHG’s common stock outstanding today, the maximum number of shares issuable under these warrants would never represent more than 29.99% of MHG’s outstanding shares. The warrants will expire in 7.5 years.
Also on October 15, 2009, MHG announced that it had entered into an agreement with one of its lenders which holds, among other loans, the mezzanine loan on MHG’s Hudson hotel property in New York City. The Hudson mezzanine loan was to mature on July 12, 2010 and provided for a 15-month extension at MHG’s option, subject to satisfaction of certain conditions. Under the new agreement, MHG paid an aggregate of $11.2 million to (i) reduce the principal balance of the mezzanine loan from $32.5 million to $26.5 million, (ii) acquire interests in $4.5 million of certain of MHG’s other debt obligations, (iii) pay fees, and (iv) obtain a forbearance from the mezzanine lender until October 12, 2013 from exercising any remedies resulting from a maturity default, subject only to maintaining certain interest rate caps and making an additional aggregate payment of $1.3 million to purchase additional interests in certain of our other debt obligations prior to October 11, 2011. MHG believes these transactions will have the practical effect of extending the Hudson mezzanine loan by three years and three months beyond its scheduled maturity of July 12, 2010. The mezzanine lender also has agreed to cooperate with MHG in its efforts to seek an extension of the $217 million Hudson mortgage loan, which is also set to mature on July 12, 2010, and to consent to certain refinancings and other modifications of the Hudson mortgage loan.
In June 2009, the $40 million non-recourse mortgage and mezzanine loans at Mondrian Scottsdale matured and were not repaid. MHG is continuing to operate Mondrian Scottsdale and is discussing various options with the lenders. MHG does not intend to commit significant monies toward the repayment or restructuring of the loans or the funding of operating deficits.
As of September 30, 2009, MHG estimates that its total future capital commitments for development projects for the next 12 months are approximately $11 million, primarily to fund the outstanding letters of credit at Hard Rock.
Additionally, MHG intends to utilize its tax net operating losses of approximately $114 million to offset future income, including potential gains on the sale of assets or interest therein as part of its long-term strategy to reduce its ownership interests in hotels.

Development Activity
MHG’s projects currently under construction are the Hard Rock expansion, the Boston Ames and the Mondrian SoHo, all of which are expected to be completed between the fourth quarter of 2009 and the middle of 2010.
In September 2009, MHG announced that it had secured a long-term management agreement for the San Juan Water and Beach Club Hotel, a 78-room beachfront hotel in Isla Verde, Puerto Rico. The owners intend to obtain development rights to build a Morgans branded hotel including a 30,000 square foot casino. MHG assumed management of the property as of October 18, 2009. San Juan Water and Beach Club Hotel will remain open and operating as an independent hotel until it ultimately becomes a Morgans Hotel Group branded property.
2009 Outlook
The global economic downturn has had a significant adverse impact on the hotel industry, particularly since the middle of September 2008. Given the continuing uncertainty about the depth and duration of the economic crisis, we are not comfortable defining a specific RevPAR target or range for the year. However, we can provide a framework for Adjusted EBITDA given certain RevPAR declines. For example, if RevPAR for the year were to decline on average 25-30%, we would expect 2009 Adjusted EBITDA to be between $40-50 million. This is based on a ratio of EBITDA percentage decline to RevPAR percentage decline between 1.5 and 2.0 times, which is consistent with the ratio we have achieved over the past four quarters.
Conference Call
MHG will host a conference call to discuss the third quarter financial results today at 5:00 PM Eastern time.
The call will be webcast live over the Internet at www.morganshotelgroup.com under the Corporate Info, Investor Overview section. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.
The call can also be accessed live over the phone by dialing (888) 802-8577 or (973) 935-8754 for international callers; the conference ID is 36578865. A replay of the call will be available two hours after the call and can be accessed by dialing (800) 642-1687 or (706) 645-9291 for international callers; the conference ID is 36578865. The replay will be available from October 26, 2009 through November 2, 2009.
Definitions
“Owned Comparable Hotels” includes all wholly-owned hotels operated by MHG except for hotels under renovation during the current or the prior year and development projects. Owned Comparable Hotels for 2009 excludes Mondrian Los Angeles and Morgans, which were under renovation in 2008.
“System-Wide Comparable Hotels” includes all hotels operated by MHG except for hotels under renovation during the current or the prior year and development projects. System-Wide Comparable Hotels for 2009 excludes Mondrian Los Angeles and Morgans, which were under renovation in 2008, the Hard Rock Hotel & Casino in Las Vegas (“Hard Rock”), which has been under renovation and expansion since 2008, and Mondrian South Beach, which opened in December 2008.
“Adjusted EBITDA” is adjusted earnings before interest, taxes, depreciation and amortization as further defined below.

About Morgans Hotel Group
Morgans Hotel Group Co. (NASDAQ: MHGC) operates and owns, or has an ownership interest in, Morgans, Royalton and Hudson in New York, Delano and Shore Club in South Beach, Mondrian in Los Angeles, Scottsdale and South Beach, Clift in San Francisco, and Sanderson and St Martins Lane in London. MHG and an equity partner also own the Hard Rock Hotel & Casino in Las Vegas and related assets. MHG has other property transactions in various stages of completion, including projects in SoHo, New York; Las Vegas, Nevada; Palm Springs, California; Boston, Massachusetts; and Dubai, UAE. For more information please visit www.morganshotelgroup.com.
Forward-Looking and Cautionary Statements
Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, downturns in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; risks related to natural disasters, such as earthquakes and hurricanes; risks associated with the acquisition, development and integration of properties; the seasonal nature of the hospitality business; changes in the tastes of our customers; increases in real property tax rates; increases in interest rates and operating costs; the impact of any material litigation; the loss of key members of our senior management; general volatility of the capital markets and our ability to access the capital markets; and changes in the competitive environment in our industry and the markets where we invest, and other risk factors discussed in MHG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and other documents filed by MHG with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and MHG assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Income Statement
(In thousands, except per share amounts)

	Three Months		Nine Months
	Ended Sept. 30,		Ended Sept. 30,
	2009	2008	2009	2008
		(as adjusted)(1)		(as adjusted)(1)
Revenues:
Rooms	$32,524	$45,500	$92,003	$138,521
Food & beverage	18,795	23,269	57,664	76,392
Other hotel	2,351	3,133	7,355	9,957

Total hotel revenues	53,670	71,902	157,022	224,870
Management and other fees	3,998	5,799	11,311	14,887

Total revenues	57,668	77,701	168,333	239,757

Operating Costs and Expenses:
Rooms	10,770	12,097	31,313	37,162
Food & beverage	14,721	16,817	43,836	54,538
Other departmental	1,562	1,792	4,722	5,801
Hotel, selling, general and administrative	12,863	15,003	36,968	45,375
Property taxes, insurance and other	4,683	5,447	13,193	13,229

Total hotel operating expenses	44,599	51,156	130,032	156,105
Corporate expenses:
Stock based compensation	3,231	4,780	8,805	12,130
Other	5,276	7,575	16,490	22,872
Depreciation and amortization	7,528	7,587	23,159	19,696
Restructuring, development and disposal costs	494	2,957	2,037	4,124

Total operating costs and expenses	61,128	74,055	180,523	214,927
Operating (loss) income	(3,460)	3,646	(12,190)	24,830

Interest expense, net	13,098	10,791	36,599	32,760
Equity in loss of unconsolidated joint ventures	2,262	7,617	4,700	16,526
Impairment loss	29,134	—	29,134	—
Other non-operating loss	869	516	1,934	1,816

Pre tax loss	(48,823)	(15,278)	(84,557)	(26,272)
Income tax benefit	(20,189)	(6,336)	(35,700)	(11,304)

Net loss	(28,634)	(8,942)	(48,857)	(14,968)
Net loss (income) attributable to noncontrolling interest	817	(388)	399	(2,731)
Net loss attributable to common stockholders	$(27,817)	$(9,330)	$(48,458)	$(17,699)
Weighted average shares outstanding — diluted	29,737	31,231	29,941	31,953
Loss per share attributable to common stockholders	$(0.94)	$(0.30)	$(1.62)	$(0.55)

(1)	2008 income statement adjustment is due to the Company’s adoption of a new standard on January 1, 2009, which clarifies the accounting for the Company’s convertible notes payable.

Hotel Operating Statistics
(In thousands, except per share amounts)

	(In Actual Dollars)			(In Constant Dollars, if different)			(In Actual Dollars)			(In Constant Dollars, if different)
	Three Months			Three Months			Nine Months			Nine Months
	Ended Sept. 30,		%	Ended Sept. 30,		%	Ended Sept. 30,			Ended Sept. 30,
	2009	2008	Change	2009	2008	Change	2009	2008	Change	2009	2008	Change
Royalton
Occupancy	89.3%	91.8%	-2.7%				85.5%	87.2%	-1.9%
ADR	$261.60	$383.22	-31.7%				$254.44	$385.57	-34.0%
RevPAR	$233.61	$351.80	-33.6%				$217.55	$336.22	-35.3%

Hudson
Occupancy	91.1%	95.7%	-4.8%				82.6%	91.2%	-9.4%
ADR	$190.29	$282.99	-32.8%				$182.58	$277.22	-34.1%
RevPAR	$173.35	$270.82	-36.0%				$150.81	$252.82	-40.3%

Delano
Occupancy	56.9%	77.1%	-26.2%				62.3%	82.8%	-24.8%
ADR	$382.54	$415.06	-7.8%				$482.93	$538.31	-10.3%
RevPAR	$217.67	$320.01	-32.0%				$300.87	$445.72	-32.5%

Clift
Occupancy	78.7%	86.3%	-8.8%				65.5%	77.8%	-15.8%
ADR	$193.36	$250.49	-22.8%				$196.78	$258.01	-23.7%
RevPAR	$152.17	$216.17	-29.6%				$128.89	$200.73	-35.8%

Mondrian Scottsdale
Occupancy	30.8%	44.1%	-30.2%				42.1%	55.4%	-24.0%
ADR	$92.73	$133.75	-30.7%				$136.65	$201.52	-32.2%
RevPAR	$28.56	$58.98	-51.6%				$57.53	$111.64	-48.5%

Total Owned — Comparable
Occupancy	77.9%	85.4%	-8.8%				72.5%	83.0%	-12.7%
ADR	$210.36	$291.30	-27.8%				$219.58	$308.15	-28.7%
RevPAR	$163.87	$248.77	-34.1%				$159.20	$255.76	-37.8%

St. Martins Lane
Occupancy	80.0%	71.9%	11.3%	80.0%	71.9%	11.3%	72.8%	75.4%	-3.4%	72.8%	75.4%	-3.4%
ADR	$325.57	$442.14	-26.4%	$306.08	$359.74	-14.9%	$308.01	$444.60	-30.7%	$308.01	$352.08	-12.5%
RevPAR	$260.46	$317.90	-18.1%	$244.86	$258.65	-5.3%	$224.23	$335.23	-33.1%	$224.23	$265.47	-15.5%

Sanderson
Occupancy	74.9%	72.0%	4.0%	74.9%	72.0%	4.0%	69.1%	74.3%	-7.0%	69.1%	74.3%	-7.0%
ADR	$393.59	$505.04	-22.1%	$370.03	$410.92	-10.0%	$374.62	$507.57	-26.2%	$374.62	$401.95	-6.8%
RevPAR	$294.80	$363.63	-18.9%	$277.15	$295.86	-6.3%	$258.86	$377.12	-31.4%	$258.86	$298.65	-13.3%

Shore Club
Occupancy	42.7%	63.5%	-32.8%				50.4%	67.1%	-24.9%
ADR	$238.41	$295.58	-19.3%				$308.79	$393.18	-21.5%
RevPAR	$101.80	$187.69	-45.8%				$155.63	$263.82	-41.0%

System-wide — Comparable
Occupancy	73.4%	80.6%	-8.9%	73.4%	80.6%	-8.9%	69.5%	79.7%	-12.8%	69.5%	79.7%	-12.8%
ADR	$234.85	$315.24	-25.5%	$231.54	$303.67	-23.8%	$245.51	$340.12	-27.8%	$245.51	$326.46	-24.8%
RevPAR	$172.38	$254.08	-32.2%	$169.95	$244.76	-30.6%	$170.63	$271.08	-37.1%	$170.63	$260.19	-34.4%

Morgans
Occupancy	92.0%	83.0%	10.8%				85.1%	78.5%	8.4%
ADR	$228.71	$404.02	-43.4%				$223.99	$341.31	-34.4%
RevPAR	$210.41	$335.34	-37.3%				$190.62	$267.93	-28.9%

Mondrian LA
Occupancy	71.8%	61.4%	16.9%				63.1%	53.4%	18.2%
ADR	$265.44	$353.72	-25.0%				$267.96	$352.60	-24.0%
RevPAR	$190.59	$217.18	-12.2%				$169.08	$188.29	-10.2%

Hard Rock (1)
Occupancy	89.0%	92.4%	-3.7%				90.0%	93.6%	-3.8%
ADR	$133.30	$190.00	-29.8%				$143.03	$197.39	-27.5%
RevPAR	$118.64	$175.56	-32.4%				$128.73	$184.76	-30.3%

(1)	As customary in the gaming industry, we present average occupancy and average daily rate for the Hard Rock including rooms provided on a complimentary basis which is not the practice in the lodging industry

Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
We believe that earnings before interest, income taxes, depreciation and amortization (EBITDA) is a useful financial metric to assess our operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between us and our competitors. Given the significant investments that we have made in the past in property and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.
The Company’s management has historically used adjusted EBITDA (Adjusted EBITDA) when evaluating the operating performance for the total Company as well as for individual properties or groups of properties because we believe the Company’s core business model is that of an owner and operator of hotels, and the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide the most accurate measure of on-going core operating results and to evaluate comparative results period over period. As such, Adjusted EBITDA excludes other non-operating (income) expenses that do not relate to the on-going performance of our assets and excludes the operating performance of assets in which we do not have a fee simple ownership interest. We exclude the following items from EBITDA to arrive at Adjusted EBITDA:
•	Other non-operating expenses (income), such as executive terminations not related to restructuring initiatives discussed below, costs of financings and litigation and settlement costs and other items that relate to the financing and investing activities of our assets and not to the on-going operating performance of our assets, both consolidated and unconsolidated;

•	Restructuring, development and disposal costs: these charges primarily relate to losses on asset disposals as part of major renovation projects and the write-off of abandoned development projects resulting primarily from events generally outside management’s control such as the tightening of the credit markets. We reasonably believe that a substantial portion of these items will not recur in future years and that these charges do not relate to the ongoing operating performance of our assets as measured by Adjusted EBITDA.

•	Impairment loss: these charges do not relate to the ongoing operating performance of our assets as measured by Adjusted EBITDA. To the extent that the current economic conditions continue, we may incur additional non-cash impairment charges related to assets under development or investments in joint ventures. These adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results.

•	The EBITDA related to leased hotels to more accurately reflect the operating performance of assets in which we have a fee simple ownership interest; and

•	The stock-based compensation expense recognized, as this is not necessarily an indication of the operating performance of our assets.

We believe Adjusted EBITDA provides management and our investors with a more accurate financial metric by which to evaluate our performance as it eliminates the impact of costs incurred related to investing and financing transactions. Internally, the Company’s management utilizes Adjusted EBITDA to measure the performance of our core on-going hotel operations and is used extensively during our annual budgeting process. Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions, expansion opportunities, and dispositions and borrowing capacity. Adjusted EBITDA is a key metric which management evaluates prior to execution of any strategic investing or financing opportunity.
The Company has historically reported Adjusted EBITDA to its investors and believes that this continued inclusion of Adjusted EBITDA provides consistency in its financial reporting and enables investors to perform more meaningful comparisons of past, present and future operating results and to evaluate the results of its core on-going operations.
The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not reflect capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to our GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance. The term EBITDA is not defined under accounting principles generally accepted in the United States, or U.S. GAAP, and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing our operating performance, you should not consider this data in isolation, or as a substitute for our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as we do
A reconciliation of net income (loss), the most directly comparable U.S. GAAP measures, to EBITDA and Adjusted EBITDA for each of the respective periods indicated is as follows:

EBITDA Reconciliation
(In thousands, except per share amounts)

	Three Months		Nine Months
	Ended Sept. 30,		Ended Sept. 30,
	2009	2008	2009	2008
		(as adjusted)(1)		(as adjusted)(1)

Net loss	$(27,817)	$(9,330)	$(48,458)	$(17,699)
Interest expense, net	13,098	10,791	36,599	32,760
Income tax benefit	(20,189)	(6,336)	(35,700)	(11,304)
Depreciation and amortization expense	7,528	7,587	23,159	19,696
Proportionate share of interest expense from unconsolidated joint ventures	5,801	9,080	18,408	21,393
Proportionate share of depreciation expense from unconsolidated joint ventures	2,107	2,119	6,111	8,252
Proportionate share of depreciation expense of minority interests in consolidated joint ventures	(83)	(126)	(249)	(311)
Net income attributable to noncontrolling interest	(947)	(295)	(1,615)	(551)
Proportionate share of loss from unconsolidated joint ventures not recorded due to negative investment balances	(4,023)	—	(13,681)	—

EBITDA	(24,525)	13,490	(15,426)	52,236

Add: Other non operating expense	869	516	1,934	1,816
Add: Other non operating expense from unconsolidated joint ventures	828	2,103	1,388	6,336
Add: Restructuring, development and disposal costs	494	2,957	2,037	4,124
Add: Impairment loss	29,134	—	29,134	—
Less: EBITDA from Clift, a leased hotel	(618)	(2,620)	(82)	(6,074)
Add: Stock based compensation	3,231	4,780	8,805	12,130

Adjusted EBITDA	$9,413	$21,226	$27,790	$70,568

(1)	2008 income statement adjustment is due to the Company’s adoption of a new standard on January 1, 2009, which clarifies the accounting for the Company’s convertible notes payable.

Room Revenue Analysis
(In thousands, except percentages)

	Three Months			Nine Months
	Ended Sept. 30,		%	Ended Sept. 30,		%
	2009	2008	Change	2009	2008	Change

Royalton	$3,609	$5,434	-34%	$9,979	$15,479	-36%
Hudson	12,988	20,056	-35%	33,323	55,753	-40%
Delano	3,885	5,709	-32%	15,933	23,694	-33%
Clift	5,184	7,222	-28%	12,932	19,958	-35%
Mondrian Scottsdale	497	1,054	-53%	2,970	5,931	-50%

Total Owned — Comparable	26,163	39,475	-34%	75,137	120,815	-38%

Morgans	2,207	1,288	71%	5,930	5,480	8%
Mondrian LA	4,154	4,737	-12%	10,936	12,226	-11%

Total Owned	$32,524	$45,500	-29%	$92,003	$138,521	-34%
Hotel Revenue Analysis
(In thousands, except percentages)

	Three Months			Nine Months
	Ended Sept. 30,		%	Ended Sept. 30,		%
	2009	2008	Change	2009	2008	Change

Royalton	$4,740	$6,766	-30%	$13,877	$20,499	-32%
Hudson	17,728	26,047	-32%	45,648	72,822	-37%
Delano	8,230	11,929	-31%	33,275	48,002	-31%
Clift	8,395	11,585	-28%	22,115	32,640	-32%
Mondrian Scottsdale	1,243	2,171	-43%	6,127	11,735	-48%

Total Owned — Comparable	40,336	58,498	-31%	121,042	185,698	-35%

Morgans	4,224	3,585	18%	12,038	13,215	-9%
Mondrian LA	9,110	9,819	-7%	23,942	25,957	-8%

Total Owned	$53,670	$71,902	-25%	$157,022	$224,870	-30%

Hotel EBITDA Analysis
(In thousands, except percentages)

	Three Months			Nine Months
	Ended Sept. 30,		%	Ended Sept. 30,		%
	2009	2008	Change	2009	2008	Change

Royalton	$364	$1,704	-79%	$421	$4,554	-91%
Hudson	3,668	10,262	-64%	7,999	28,601	-72%
Delano	1,809	3,197	-43%	10,429	17,473	-40%
Clift	618	2,620	-76%	82	6,074	-99%
Mondrian Scottsdale	(819)	(633)	29%	(725)	892	n/m

Owned Comparable Hotels	5,640	17,150	-67%	18,206	57,594	-68%

St Martins Lane	1,294	1,728	-25%	3,358	5,854	-43%
Sanderson	882	1,234	-29%	2,085	3,631	-43%
Shore Club	(17)	136	-113%	245	739	-67%

Joint Venture Comparable Hotels	2,159	3,098	-30%	5,688	10,224	-44%

Total System-Wide Comparable Hotels	7,799	20,248	-61%	23,894	67,818	-65%

Morgans — Owned	93	295	-68%	(187)	2,021	-109%
Mondrian LA — Owned	3,143	2,734	15%	7,630	6,471	18%
Hard Rock — Joint Venture	1,117	2,329	-52%	2,944	8,287	-64%
Mondrian South Beach — Joint Venture	(848)	—	n/m	(1,178)	—	n/m

Total Hotels	$11,304	$25,606	-56%	$33,103	$84,597	-61%

Adjusted EBITDA and Debt Analysis
(In thousands)

	Adjusted
	EBITDA
	Twelve Months
	Ended	Debt at
Consolidated Operations	Sept. 30, 2009	Sept 30, 2009

Morgans (1)	760
Royalton	2,426
Delano	15,107
Revolving Credit Facility	—	23,508

Sub — total	18,293	23,508

Hudson	18,683	255,608
Mondrian LA (1)	9,170	120,500
Mondrian Scottsdale	(1,399)	40,021
Management Fees	14,723
Corporate Expenses	(19,574)
Other Debt (2)	—	221,622

Total	39,896	661,259

Less: Cash		(34,114)

Net Debt		627,145

(1)	Hotel was under renovation in the past twelve months and had rooms out of service

(2)	Includes outstanding debt on convertible notes, trust preferred securities, the Gale promissory notes and excludes capital lease obligations at the Clift

		Proportionate
		Share of
		Adjusted EBITDA	Proportionate
		Twelve Months	Share of
	Ownership	Ended	Debt
Joint Venture Comparable Hotels (1)	Percentage	Sept. 30, 2009	Sept. 30, 2009

Sanderson and St. Martins Lane	50%	8,231	80,273
Shore Club	7%	380	8,364

(1)	Includes information only for System-Wide Comparable Hotels that are owned by joint ventures

Balance Sheet
(In thousands)

	Sept. 30,	Dec 31,
	2009	2008
		(as adjusted)(1)
ASSETS:
Property and equipment, net	$529,961	$555,645
Goodwill	73,698	73,698
Investments in and advances to unconsolidated joint ventures	40,040	56,754
Cash and cash equivalents	34,114	49,150
Restricted cash	18,078	21,484
Accounts receivable, net	6,653	6,673
Related party receivables	13,127	7,900
Prepaid expenses and other assets	10,449	9,192
Deferred tax asset	92,948	61,005
Other, net	17,878	13,963

Total assets	$836,946	$855,464

LIABILITIES and EQUITY:
Long-term debt and capital lease obligations, net	$744,058	$717,179
Accounts payable and accrued liabilities	29,784	26,711
Distributions and losses in excess of investment in unconsolidated joint ventures	12,430	14,563
Other liabilities	26,667	35,655

Total liabilities	812,939	794,108

Total Morgans Hotel Group Co. stockholders’ equity	8,045	43,423
Noncontrolling interest	15,962	17,933

Total equity	24,007	61,356

Total liabilities and equity	$836,946	$855,464

(1)	2008 balance sheet adjustment is due to the Company’s adoption of a new standard on January 1, 2009, which clarifies the accounting for the Company’s convertible notes payable.